                          DOMINI SOCIAL INVESTMENTS LLC
                             536 Broadway, 7th Floor
                            New York, New York 10012

                          Dated as of November 30, 2006

Domini Social Investment Trust
c/o Domini Social Investments LLC
536 Broadway, 7th Floor
New York, New York  10012

         Re: Sponsorship Agreement
             ---------------------

Ladies and Gentlemen:

         Reference is hereby made to that certain Sponsorship Agreement, dated as of October 22, 1997 (such agreement, as amended and in effect from time to time, the "Sponsorship Agreement"), by and between Domini Social Investment
Trust (formerly known as Domini Social Equity Fund) (the "Trust") and Domini
Social Investments LLC ("DSI" or the "Sponsor").

         The Trust and the Sponsor hereby agree that Schedule A to the
Sponsorship Agreement is hereby superseded and replaced by the Schedule A attached hereto.

         This letter agreement is a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument. In proving this letter agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                                          Sincerely,

                                          DOMINI SOCIAL INVESTMENTS LLC

                                          By: /s/ Amy Domini
                                              --------------------------------
                                              Title: Manager

Accepted and Agreed:

DOMINI SOCIAL INVESTMENT TRUST
(formerly known as Domini Social Equity Fund)

By: Carole M. Laible
    -----------------------------------
    Title: Treasurer

                                                                      Schedule A
                                                                      ----------

Pursuant to Section 3, Domini Social Investment Trust, on behalf of the Domini
Social Equity Fund and each other series of the Trust for which this Agreement is approved, shall pay the Sponsor compensation at the following annual rates:

              0.45% of the first $2.0 billion of net assets managed
              0.44% of the next $1.0 billion of net assets managed
              0.43% of net assets managed in excess of $3.0 billion